Exhibit 99.1

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Annual report 2015

The board of directors and the managing director hereby submit the consolidated Annual report for the financial year 2015-01-01 — 2015-12-31.

The Annual Report consists of

Page 2	Adminstration report
Page 3	Report of Independent Certified Public Accountants
Page 5	Income Statements
Page 6	Balance sheets
Page 8	Cash flow Statements
Page 9	Accounting principles and Notes

STIGA SPORTS GROUP AB
Reg nr 556216-6347

Administration report
(Kronas in thousands, except for employee data)

General information about the company

STIGA Sports Group AB is the parent company of STIGA Sports Group. STIGA Sports Group consists of STIGA Sports Group AB with it's subsidary STIGA Sports AB and subsidaries STIGA Sports Norway AS, Oy STIGA Sports Suomi Ab, Munkhammar Fastighets AB and STIGA Sports Beijing Co., Ltd. The group is focused on Sports and Games.

Operations are divided into two segments, STIGA Table Tennis and STIGA Games.

STIGA Table Tennis is a top supplier of table tennis equipment worldwide. Among other things, the company is a sponsor and supplier of blades for the Chinese national team.

STIGA Games is famous for its Snowracer and its Ice Hockey game. However, the product range consists of several other games and play products such as sleds, floor ball and badminton.

STIGA Sports Group owns a property in Eskilstuna in which the Group operates.

The company is owned by Escalade Incorporated, and the Bandstigen family.

Investments

During the past year the group made a number of investments, a new production facility was built.

Other investments were mostly in production tools.

Total investment amounts to 28 842 TSEK (9 109 TSEK).

Development

The group has had an increase in revenues the recent years.

Both divisions has had an increase in revenues the recent years.

	2015	2014	2013	2012
Net sales	379,210	354,517	315,125	279,147
Operating profit	67,622	62,858	45,921	45,351
Equity ratio	72%	69%	61%	58%
Average number of employees	96	91	84	80
Total assets	335,402	301,492	272,053	236,363
Equity ratio= Adjusted equity divided by total assets.
Proposal for appropriation of profits (Kronas in thousands)
From the preceding year profits brought forward				176,224
Dividend paid				-16,000
Translation difference				197
Offset between restricted and unrestricted equity				-5,581
Net profit for the year				49,268
Profits at the disposition of the annual general meeting				204,108

Proposed appropriation of profits
Dividend to shareholders				18,000
Profit carried forward				186,108
Total				204,108

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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
STIGA Sports Group AB

We have audited the accompanying consolidated financial statements of STIGA Sports Group AB and subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated income and cash flow statements for each of the three years in the period ended December 31, 2015, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in Sweden; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the

GrantThornton LLP
U.S. member firm of GrantThornton International Ltd

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reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of STIGA Sports Group AB and subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2015 in accordance with accounting principles generally accepted in Sweden.

Basis of accounting

We draw attention to the Accounting Policies of the financial statements, which describes the basis of accounting. The financial statements are prepared on the basis of accounting principles generally accepted in Sweden, which differs from accounting principles generally accepted in the United States of America. Our opinion is not modified with respect to this matter.

Eskilstuna, Sweden

20 June 2016

GrantThornton LLP
U.S. member firm of GrantThornton International Ltd

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Income statements	Note	1/1/2015	1/1/2014	1/1/2013
(Kronas in thousands)		--2015-12-31	--2014-12-31	--2013-12-31

Net sales	1	379,210	354,517	315,125
Other operating income		7,801	7,031	5,046
Turnover		387,011	361,548	320,171

Goods for resale and raw materials		-182,922	-173,199	-154,250
Other external costs	2	-85,371	-71,595	-61,764
Personnel costs	3	-43,820	-42,685	-37,977
Depreciation		-7,276	-11,211	-20,259
Operating expenses		-319,389	-298,690	-274,250

Operating profit		67,622	62,858	45,921

Interest income & similar profit items	4	394	10,941	660
Interest expense & similar loss items	5	-1,087	-1,499	-1,676
Result from financial items		-693	9,442	-1,016

Profit after financial items		66,929	72,300	44,905

Tax on profit for the year	6	-17,661	-17,578	-9,831

Net profit for the year		49,268	54,722	35,074

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Balance sheets	Note
(Kronas in thousands)		12/31/2015	12/31/2014

Capitalized expenditure of software	7	2,145	2,036
Goodwill	8	0	0
Intangible assets		2,145	2,036

Land & Buildings	9	48,795	35,452
Machinery, equipment & tools	10	28,930	20,707
Tangible assets		77,725	56,159

Other fixed assets investments	11	4,886	4,896
Financial assets		4,886	4,896

Fixed assets		84,756	63,091

Raw materials		21,758	18,848
Goods for resale		74,805	68,265
Inventories		96,563	87,113

Accounts receivable - trade		74,258	63,954
Other receivables		10,029	9,293
Other assets	12	6,102	5,839
Current receivables		90,389	79,086

Cash and cash equivalents		63,694	72,202

Current assets		250,646	238,401

ASSETS		335,402	301,492

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Balance sheets	Note
(Kronas in thousands, except for share data)		12/31/2015	12/31/2014

Share capital (12 000 shares)		1,200	1,200
Restricted reserves		36,582	31,001
Restricted equity		37,782	32,201

Non-restricted reserves		154,840	121,502
Profit for the year		49,268	54,722
Non-restricted equity		204,108	176,224

Equity	13	241,890	208,425

Provisions for pensions		4,886	4,279
Provisions for taxes	14	10,813	8,217
Provisions		15,699	12,496

Liabilities to credit institutions	15	33,137	20,171
Long-term liabilities		33,137	20,171

Liabilities to credit institutions		3,309	1,647
Bank overdraft	16	0	11,153
Accounts payable - trade		24,655	23,117
Tax liability		3,487	4,940
Other liabilities		2,707	2,802
Accrued expenses	17	10,518	16,741
Current liabilities		44,676	60,400

EQUITY & LIABILITIES		335,402	301,492

Memorandum items

Property mortgages		34,575	14,575
Chattel mortgages		40,000	40,000
Capital sum insurance		4,886	4,279
Pledged assets		79,461	58,854

Other warranties		430	2,430
Contingent liabilities		430	2,430

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Cash flow statements	Note
(Kronas in thousands)		12/31/2015	12/31/2014	12/31/2013

Net operating profit		67,622	62,858	45,921
Adjustment for items not included in cash flow
Depreciation		7,276	11,211	20,259
Other adjustments		804	1,027	983
Interest received		394	10,941	660
Interest paid		-1,087	-1,499	-1,676
Income tax paid		-16,518	-15,090	-24,107
Cash flow from current operations
before change in working capital		58,491	69,448	42,040

Increase(-) / Reduction(+) of inventories		-9,450	-22,219	-14,550
Increase(-) / Reduction(+) of account receivables		-10,304	16,297	-15,865
Increase(-) / Reduction(+) other receivables		-999	-3,559	-4,617
Increase(+) / Reduction(-) of account payable		1,538	-7,819	5,841
Increase(+) / Reduction(-) other current liabilities		-6,318	-2,474	12,781
Change of working capital		-25,533	-19,774	-16,410

Cash flow from current operations		32,958	49,674	25,630

Investment of intangible assets		-515	0	-1,031
Investment of tangible assets		-28,437	-9,109	-26,745
Investment of other fixed assets investments		-607	-1,452	-1,347
Sale of intangible assets		0	0	0
Sale of tangible assets		0	235	145
Sale of other fixed assets investments		618	0	0

Cash flow used in investment activities		-28,941	-10,326	-28,978

Proceeds from debt issuance		16,975	0	15,065
Repayment of debt		-13,500	-6,655	-13,800
Dividend to shareholders		-16,000	-12,000	-6,000

Cash flow used in financing activities		-12,525	-18,655	-4,735

CASH FLOW		-8,508	20,693	-8,083

Cash and cash equivalents at beginning of year		72,202	51,509	59,592

Cash and cash equivalents at end of year		63,694	72,202	51,509

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Accounting policies

General Accounting policies

The annual report has been prepared in accordance with the Annual Accounts Act and general advice from the Swedish Accounting Standards Board BFNAR 2012:1 Annual accounts and consolidated accounts. The annual report has been prepared in accordance with the Annual Accounts Act and BFNAR 2012:1 Annual accounts and consolidated accounts (K3).

Consolidated financial statements

The consolidated financial statements have been prepared in accordance with the principles of the Accounting Standards Council's (Redovisningsrådet) recommendation RR 1:00 (Swedish GAAP), and by applying the purchase accounting method.

The consolidated financial statements include all subsidiaries. Foreign subsidiaries have been translated using the current method.

The consolidated financial statements include STIGA Sports Group AB (Parent company) and all subsidiaries (collectively, the Group) activities until December 31, 2015.

Subsidiaries are all companies in which the Group has power to govern financial and operating policies so as to obtain benefits.

The subsidiaries are Munkhammar Fastighetsbolag AB, STIGA Sports AB, STIGA Sports Norway AS, Oy STIGA Sports Suomi Ab and

STIGA Sports Beijing Co., Ltd.

The Group achieves and exercises controlling influence by holding the majority of votes. Special purpose companies are consolidated if the parent company has a controlling interest. All subsidiaries have been reporting date December 31 and applies the parent company's valuation principles.

The consolidated financial statements are presented in currency, SEK, which is also the parent company's reporting currency.

Results of subsidiaries acquired or disposed of during the year are recognized from the date of acquisition to the date of the disposal of entry into force, as appropriate.

Amounts recognized in the financial statements of subsidiaries have been adjusted where necessary to ensure compliance with the Group's accounting policies.

Intercompany transactions and balance sheet items are eliminated in full on consolidation, including unrealized gains and losses on transactions between group companies. In cases where unrealized losses intercompany transfer of assets from consolidation, the group also assesses the underlying asset impairment from a group perspective.

Valuation principles

Revenues

Revenues is recorded at fair value of what has been received or will be received.

Consequently the company records revenue at nominal value (invoice amount). Deduction is made for discounts given.

Sale of goods

Sale of goods is recorded when the company has transferred the material risks and benefits associated with ownership to the buyer, normally when the customer has possession of the goods.

Revenues from the sale of goods that do not have any substantial service obligations are recorded on delivery.

Interest, royalties and dividends

Interest income is recognised using the effective interest method.

Royalties are included in other operating income and are recognised on an accruals basis in accordance with the substance of the relevant agreement.

Other assets, provisions and liabilities are recorded at cost of acquisition unless otherwise stated below.

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STIGA SPORTS GROUP AB
Org nr 556216-6347

Accounting policies

Fixed assets

Fixed assets are recorded at cost of acquisition less accumulated depreciation and any write-downs.

The assets are depreciated on a straight-line basis over the estimated useful life.

Fixed assets		Group
	2015		2014

Capitalised expenditure for software	10.0%		10.0%
Goodwill	12.5%		12.5%
Buildings	1-10%		1-10%
Equipment, tools and machinery	10-20%		10-20%

Receivables

Receivables are recorded in the amounts at which they are expected to be received.

Inventories

Inventories are measured at the lower of cost of acquisition and net realisable value.

Inventories are stated at 97% of the aggregate cost of acquisition.

Receivables and liabilities in foreign currency

Monetary receivables and liabilities in foreign currencies have been restated at the closing rate.

Cash and cash equivalents

Cash and cash equivalents consist of cash and demand deposits at banks and other credit institutions and other short-term highly liquid investments that are readily convertible to known amounts and that are subject to insignificant risk of fluctuations in value. Such investments have a maximum maturity of three months.

Equity

Equity capital of the company consists of the following items:

Share capital represents the nominal value of issued and registered shares.

Restricted reserve is recorded when there is a requirement under the Companies Act to make provision to the statutory reserve. Retained earnings represents all earnings and equity compensation for the current and prior periods.

Employee benefits

Short-term benefits

Short-term employee benefits, such as wages, holiday pay and bonuses are employee benefits that are due within 12 months from the balance sheet date the year in which the employee earned compensation.

Short-term benefits are measured at the undiscounted amount that the company expects to pay as a result of the unused entitlement.

Defined contribution pension plans

The Company pays fixed contributions to other legal persons with regard to several state plans and insurance for individual employees. The company has no legal or constructive obligations to pay further fees in addition to payment of the fixed amount recognized as an expense in the period in which the relevant service is rendered.

Leasing

All leases are recognised as an expense on a straight-line basis over the lease term.

Income tax

The reporting of income tax includes current and deferred tax.

For items reported in the income statement, the associated tax is reported in the income statement.

For items recognized directly in equity, tax is also recognized directly in equity.

Assessment of doubtful debts

Trade receivables are measured at the cash flow expected to flow to the company.

A detailed and objective review of all outstanding amounts is made at the balance sheet date to ensure the trade receivables are recorded on that basis.

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

NOTE 1 NET SALES
	2015	2014	2013

- STIGA Table Tennis	50.7%	51.3%	52.5%
- STIGA Games	49.3%	48.4%	47.1%
- Lease of properties	0.0%	0.3%	0.4%
Sales by business area	100.0%	100.0%	100.0%
- Europe	59.8%	62.4%	65.6%
- Asia	30.3%	28.8%	27.4%
- North America	8.5%	6.7%	5.0%
- South America	0.2%	0.8%	0.6%
- Oceania	0.7%	0.7%	1.1%
- Africa	0.5%	0.6%	0.3%
Sales by geographic region	100.0%	100.0%	100.0%

NOTE 2 OTHER EXTERNAL COSTS (Kronas in thousands)
	2015	2014	2013

Fees paid to auditors
- Grant Thornton Sweden AB	183	145	144
- Revico Grant Thornton OY	47	35	41
- Deloitte AS	51	53	37
- Grant Thornton Beijing Ltd	131	110	110
Audit fees	412	343	332

- Grant Thornton Sweden AB	21	28	144
Other fees	21	28	144

The amount of other external costs include lease payments, excluding rent for the premises, with 1 811, 1 076 and 1 293 (Thousand kronas) in the years ending 2015, 2014 and 2013 respectively.

NOTE 3 PERSONNEL (Kronas in thousands, exept for employee data)
	2015	2014	2013

- Women	29	28	26
- Men	67	63	58
Average number of employees	96	91	84
- Women	2	0	0
- Men	3	4	4
Board of Directors	5	4	4
- Women	2	0	0
- Men	3	4	4
Management and Managing Directors	5	4	4

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

- Board of Directors & CEO*	2,831	4,516	4,227
- Other employees	29,718	26,109	22,764
Salaries & remunerations	32,549	30,625	26,991
- Pension expenses for Board of Directors & CEO	670	1,370	1,208
- Pension expenses for other employees	1,653	1,594	1,747
- Other social expenses	8,818	8,407	7,181
Social costs	11,141	11,371	10,136
*Bonus and similar	144	2,401	2,111

Personnel costs have been reduced by wage subsidy in the group with 849, 664 and 604 (Thousands kronas) in the years ending 2015, 2014 and 2013 respectively.
Subsidiaries have retirement benefits obligation amounting to 4 886, 4 279 and 3 102 (Thousand kronas) in the years ending 2015, 2014 and 2013 respectively which is fully reinsured by capital insurances.

NOTE 4 INTEREST INCOME & SIMILAR PROFIT ITEMS (Kronas in thousands)
	2015	2014	2013

- Exchange gains	276	4,337	341
- Translation difference	0	5,248	0
- Interest income from account receivable - trade	48	29	102
- Other interest income	70	1,327	217
Interest income & similar	394	10,941	660

NOTE 5 INTEREST EXPENSES & SIMILAR LOSS ITEMS (Kronas in thousands)
	2015	2014	2013

- Exchange loss	-64	0	0
- Translation difference	0	0	-214
- Other interest expense	-1,023	-1,499	-1,462
Interest expense & similar	-1,087	-1,499	-1,676

NOTE 6 TAX ON PROFIT FOR THE YEAR (Kronas in thousands)
	2015	2014	2013

- Current income tax	-15,065	-15,972	-12,622
- Deferred income tax	-2,596	-1,606	2,791
Tax on profit for the year	-17,661	-17,578	-9,831

NOTE 7 CAPITALIZED EXPENDITURE OF SOFTWARE* (Kronas in thousands)
	12/31/2015	12/31/2014

- Acquisition value brought forward	2,799	2,799
- Purchases	515	0
Accumulated acquisition value carried forward	3,314	2,799
- Amortization brought forward	-763	-422
- Amortization for the year	-405	-341
Accumulated amortization carried forward	-1,169	-763

Planned residual value carried forward	2,145	2,036

*Capitalized expenditure consists of the capitalized costs of ERP systems.

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

NOTE 8 GOODWILL* (Kronas in thousands)
	12/31/2015	12/31/2014

- Acquisition value brought forward	124,999	124,999
Accumulated acquisition value carried forward	124,999	124,999
- Amortization brought forward	-124,999	-119,791
- Amortization for the year	0	-5,208
Accumulated amortization carried forward	-124,999	-124,999

Planned residual value carried forward	0	0

* Goodwill relating to acquisition of the brand STIGA in certain products and the Games business operations.

The life of goodwill is expected to exceed the amortization period of eight years.

NOTE 9 LAND & BUILDINGS (Kronas in thousands)
	12/31/2015	12/31/2014

- Acquisition value brought forward	44,549	41,054
- Purchases	14,866	3,495
Accumulated acquisition value carried forward	59,415	44,549
- Depreciation brought forward	-9,097	-7,154
- Depreciation for the year	-1,523	-1,943
Accumulated depreciation carried forward	-10,620	-9,097

Planned residual value carried forward	48,795	35,452

- Buildings	33,791	33,791
- Land	5,754	5,754
Assessed value (For taxation)	39,545	39,545

NOTE 10 MACHINERY, EQUIPMENT & TOOLS (Kronas in thousands)
	12/31/2015	12/31/2014

- Acquisition value brought forward	36,861	31,834
- Purchases	13,572	5,614
- Sales / disposals	0	-586
Accumulated acquisition value carried forward	50,433	36,861
- Depreciation brought forward	-16,155	-12,937
- Sales / disposals	0	501
- Depreciation for the year	-5,348	-3,719
Accumulated depreciation carried forward	-21,503	-16,155

Planned residual value carried forward	28,930	20,707

NOTE 11 OTHER FIXED ASSETS INVESTMENTS (Kronas in thousands)
	12/31/2015	12/31/2014

- Acquisition value brought forward	4,896	3,444
- Purchases	607	1,452
- Sales / disposals	-617	0
Accumulated acquisition value carried forward	4,886	4,896

3 102, 2 097 and 1 533 (Thousand kronas) in the years ending 2015, 2014 and 2013 respectively relating to capital insurance. This is pledged to cover the provision for pensions. The market value on closing date amounted to 5 868 and 5 122 (Thousand kronas) in the years ending 2015 and 2014.

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

NOTE 12 OTHER ASSETS (Kronas in thousands)
	12/31/2015	12/31/2014

- Leasing	191	191
- Other prepaid expenses	4,059	3,175
Prepaid expenses	4,250	3,366
- Royalties	983	1,313
- Other assets	869	1,160
Accrued income	1,852	2,473

Other assets	6,102	5,839

NOTE 13 EQUITY (Kronas in thousands)

Changes in equity	Share	Restricted	Non-rest.
	capital	reserves	reserves	Total

Amount carried forward 2013	1,200	28,527	108,439	138,166
- Adjustment between rest. and non rest. equity		-3,220	3,220	0
- Change of Income tax			-1,537	-1,537
- Dividend to shareholders			-6,000	-6,000
- Profit for the year			35,074	35,074
Amount carried forward 2014	1,200	25,307	139,196	165,703
- Adjustment between rest. and non rest. equity		5,694	-5,694	0
- Dividend to shareholders			-12,000	-12,000
- Profit for the year			54,722	54,722
Amount carried forward to 2015	1,200	31,001	176,224	208,425
- Adjustment between rest. and non rest. equity		5,581	-5,581	0
- Dividend to shareholders			-16,000	-16,000
- Translation difference			197	197
- Profit for the year			49,268	49,268
Amount carried forward to 31 December 2015	1,200	36,582	204,108	241,890

Subsidiaries	Reg. Off.	Registration number		Share
- Munkhammar Fastighetsbolag AB (Directly owned)	Eskilstuna	556893-3252		100%
- STIGA Sports AB (Directly owned)	Eskilstuna	556448-8178		100%
-- STIGA Sports Norway AS (Indirectly owned)	Oslo	989.698.702		100%
-- Oy STIGA Sports Suomi Ab (Indirectly owned)	Helsinki	2334318-8		100%
-- STIGA Sports Beijing Co., Ltd (Indirectly owned)	Beijing	1100004501143970		100%

NOTE 14 PROVISIONS FOR TAXES (Kronas in thousands)
	12/31/2015	12/31/2014

- Deferred tax amounts	10,813	8,217
Provisions for taxes	10,813	8,217

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

NOTE 15 LONG-TERM LIABILITIES (Kronas in thousands)
	12/31/2015	12/31/2014

- Repayment within 2 to 5 years	12,565	6,588
- Repayment after 5 years	20,572	13,583
Long-term Liabilities	33,137	20,171
Property mortgages	34,575	14,575
Chattel mortgages	40,000	40,000
Collateral for this liability and bank overdraft	74,575	54,575

NOTE 16 BANK OVERDRAFT (Kronas in thousands)
	12/31/2015	12/31/2014

- Credit limit	40,000	60,000
- Utilized part of credit limit	0	11,153

NOTE 17 ACCRUED LIABILITIES (Kronas in thousands)
	12/31/2015	12/31/2014

- Pay and payroll overhead	6,318	8,831
- Commissions	3,550	6,630
- Other accrued expenses	650	1,280
Accrued expenses	10,518	16,741

Accrued liabilities	10,518	16,741

NOTE 18 Differences Between Swedish GAAP and US GAAP

The audited financial statements have been prepared in accordance with Swedish GAAP. Certain differences exist between Swedish GAAP applied by STIGA Sports Group AB and US GAAP that may be material to the financial information presented therein.

The discussion set forth below summarizes certain differences identified between Swedish GAAP applied by STIGA Sports Group AB and US GAAP. These differences, which have not been quantified, were identified as potentially having an impact on net profit or total equity. No other significant differences between Swedish GAAP and US GAAP were identified with respect to the financial statements of STIGA Sports Group AB.

Goodwill

Under Swedish GAAP, goodwill is amortized over an eight-year period, whereas under US GAAP, goodwill is not amortized, but rather is evaluated for impairment annually and whenever events or changes in circumstances indicate the carrying amount of goodwill may not be recoverable.

Foreign Currency Translation

Specifically with respect to 2014 and 2013, foreign currency translation adjustments were recorded within the income statements as opposed to being recorded as a component of equity as required under US GAAP. Commencing in 2015, due to a change in Swedish GAAP foreign currency translation adjustments are recorded as a component of equity.

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STIGA SPORTS GROUP AB
Reg nr 556216-6347

Notes

Business Combinations

Under Swedish GAAP, there were no separately identifiable intangible assets that were required to be recognized as a part of the business combination disclosed in Note 8.  Under US GAAP, all separately identifiable intangible asset acquired as a part of a business combination should be recorded at the fair value on the date of acquisition and amortized over its expected useful life.  Indefinite lived intangible assets are evaluated for impairment annually and whenever events or changes in circumstances indicate the carrying value may not be recoverable in accordance with US GAAP.

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